Exhibit 10.8(g)

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LIST OF CERTAIN BENEFITS AVAILABLE
TO CERTAIN EXECUTIVE OFFICERS
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(As in effect February 20, 2021)

The following benefits are available to some or all executive officers (among other persons), but not to all full-time associates of First Horizon.

1)If the Board has authorized a stock repurchase program, an executive may request the repurchase of shares of First Horizon at the day’s volume-weighted average price with no payment of any fees or commissions if the repurchase of the shares is otherwise permissible under the authorized program.
2)First Horizon’s regular disability insurance program is available to associates generally. Associates above a certain grade level, including executive officers, are offered an additional benefit. Executive officers who choose the additional coverage pay the premiums with after-tax dollars.
3)First Horizon makes available or pays for tax preparation, tax consulting, estate planning, and financial counseling services for executive officers. If a preferred provider is used, First Horizon will pay the annual counseling fee (approximately $17,000 for 2019) per person as well as general engagement fees and expenses which are not applied on a per person basis. If an executive chooses to use another provider, First Horizon will reimburse actual costs up to the following limits: $15,000 per year for the Chief Executive Officer and Executive Chairman; and $5,000 per year for other executives.
4)On occasion spouses of certain associates, including executive officers, are asked by First Horizon, for business reasons, to accompany the associate on a business trip or function. In those cases First Horizon may pay the travel, accommodation, and other expenses of the spouse incidental to the trip or function, some or all of which can result in taxable income for the associate. On occasion First Horizon may provide or pay for a memento, gift, or other gratuity that the associate or spouse receives in connection with the business trip or function.
5)The Chief Executive Officer and the Executive Chairman of the Board are permitted to take personal flights on company aircraft. Personal usage is limited to certain aircraft, is subject to certain situational and other limitations, and may not exceed 25 flight hours per calendar year. In addition, the spouse of each of the Chief Executive Officer and the Executive Chairman of the Board may accompany them on business trips even if there is no business purpose for their travel.
6)First Horizon provides home security protection for executive officers, provided by third parties and overseen by First Horizon’s corporate security department. When an executive is first covered by this program, First Horizon estimates the assessment, upgrade, installation, and other similar costs to be approximately $20,000. Ongoing monitoring and system maintenance also are included.
7)First Horizon provides a relocation benefit to a wide range of associates, including executive officers, under varying circumstances and subject to certain constraints. The benefit may be in the form of an allowance or a reimbursement of actual expenses, and includes a tax gross up feature.
8)First Horizon requires the Chief Executive Officer to participate in an executive health program selected by First Horizon. The program provides substantially enhanced ongoing health screening and related services. First Horizon pays the expenses associated with attendance, including program fees and incidental expenses such as lodging, meals, and air travel. The program primarily performs screening and diagnostic functions. Accordingly, any treatments that might be recommended as a

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result of the program generally would be paid in the ordinary course through the health insurance plan selected by the Officer under First Horizon’s broad-based associate health benefit program.
9)The Executive Chairman of the Board is provided with certain perquisites carried over from when he was Chief Executive Officer of IBERIABANK Corporation, consistent with certain contracts First Horizon has with him. Those perquisites include club membership charges, social dues, an automobile allowance, an annual medical examination, and security alarm services.

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